Exhibit 99
Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
September 12, 2014	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Rich Jeffers	(407) 245-4189

DARDEN REPORTS FISCAL FIRST QUARTER RESULTS FROM CONTINUING OPERATIONS; AFFIRMS ADJUSTED EARNINGS OUTLOOK FOR FISCAL 2015 AND DECLARES ITS QUARTERLY DIVIDEND

ORLANDO, FL, Sep. 12 - Darden Restaurants, Inc. (NYSE: DRI) today reported a diluted net loss per share from continuing operations for its fiscal first quarter ended August 24, 2014 of 14 cents. On an adjusted basis, diluted net earnings per share from continuing operations for its fiscal first quarter were 32 cents. The adjusted results exclude approximately two cents of Red Lobster related shared support costs incurred in June and July that moved to Red Lobster with the sale of that business, approximately three cents of costs related to other aspects of the Company’s strategic action plan, approximately four cents related to restaurant impairment charges and approximately 37 cents of debt breakage costs related to the retirement of approximately $1 billion of the Company’s debt.

“We are pleased with the progress we are achieving across our brands, particularly at Olive Garden,” said Gene Lee, President and Chief Operating Officer of Darden. “The Olive Garden Brand Renaissance is well underway, and the improvements we are seeing in guest satisfaction and traffic trends reinforce our confidence in Olive Garden’s potential. At LongHorn and the Specialty Restaurants, our actions to enhance the guest experience are also delivering positive results as demonstrated by the increases in same-restaurant sales. We are also making continued progress on our cost structure. In fiscal 2015, we expect SG&A expenses as a percentage of sales to be the lowest since Darden became a public company.

“While we still have work to do, the actions we are taking are driving greater levels of performance and delivering benefits to both our shareholders and our guests. We are confident that we have the right team and plan to build on this momentum,” said Mr. Lee.

The Company reported that U.S. same-restaurant sales for the first quarter were +2.8% for LongHorn Steakhouse, -1.3% for Olive Garden and +2.1% for its Specialty Restaurant Group. The Specialty Restaurant Group’s results include U.S. same-restaurant sales of approximately +3.9% for The Capital Grille, +2.5% for Eddie V’s, +2.3% for Yard House, +1.1% for Bahama Breeze and -0.3% for Seasons 52.

•
Diluted net loss per share from continuing operations was 14 cents in the first quarter of this fiscal year. Diluted net earnings per share from continuing operations were 32 cents for the first quarter of last fiscal year. Net loss from continuing operations was $19.3 million in the first quarter of this fiscal year. Net earnings from continuing operations were $42.2 million in the first quarter of last fiscal year.

•
First quarter sales from continuing operations were $1.60 billion, which compares to $1.53 billion in the first quarter last year. The increase in sales for the first quarter of this fiscal year reflects the operation of 55 net new restaurants compared to the first quarter last fiscal year and same restaurant-sales increases for LongHorn Steakhouse and the Company’s Specialty Restaurants, slightly offset by a same-restaurant sales decline for Olive Garden.

Operating Headlines

OLIVE GARDEN’S first quarter sales of $913.5 million were 0.5% lower than the prior year due to its U.S. same-restaurant sales decline of 1.3% partially offset by revenue from eight net new restaurants. For the quarter, on a percentage of sales basis, higher food and beverage expenses and restaurant labor expenses were slightly offset by lower selling, general and administrative expenses. The result was a decline in both operating profit and operating profit as a percentage of sales for the quarter.

LONGHORN STEAKHOUSE’S first quarter sales of $356.9 million were 9.7% higher than the prior year, driven by revenue from 27 net new restaurants and its U.S. same-restaurant sales increase of 2.8%. For the quarter, on a percentage of sales basis, lower restaurant labor expenses, restaurant expenses and selling, general and administrative expenses resulted in an increase in both operating profit and operating profit as a percentage of sales for the quarter.

THE SPECIALTY RESTAURANTS’ first quarter sales of $322.3 million were 14.5% higher than the prior year, driven by same-restaurant sales increases of +3.9% for The Capital Grille, +2.5% for Eddie V’s, +2.3% for Yard House, +1.1% for Bahama Breeze partially offset by a same-restaurant sale decline of 0.3% at Seasons 52. Sales growth for the group also reflected revenue from four new restaurants at The Capital Grille, one at Bahama Breeze, nine at Seasons 52, three at Eddie V’s and seven at Yard House.

Darden also reported that U.S. same-restaurant sales for the fiscal first quarter by month for Olive Garden and LongHorn Steakhouse were as follows:

Olive Garden	June	July	August
Same-Restaurant Sales	-1.0%	-4.2%	0.9%
Same-Restaurant Traffic	-0.9%	-4.3%	-2.3%
Pricing	1.7%	1.2%	1.4%
Menu-mix	-1.8%	-1.0%	1.9%

LongHorn Steakhouse	June	July	August
Same-Restaurant Sales	3.3%	1.5%	3.2%
Same-Restaurant Traffic	-1.1%	-1.6%	0.2%
Pricing	2.7%	2.5%	2.2%
Menu-mix	1.7%	0.6%	0.7%

Declared Quarterly Dividend
Darden’s Board of Directors declared a quarterly cash dividend of 55 cents per share on the Company’s outstanding common stock, equating to a $2.20 per share dividend on an annual basis. The dividend is payable on November 3, 2014 to shareholders of record at the close of business on October 10, 2014. Darden has doubled its dividend in the past three years. The Company has returned nearly $4 billion to shareholders through dividends and share repurchases over the past ten years, a level of capital return that has far outpaced the industry, while also investing in key growth initiatives.

Olive Garden Brand Renaissance

Over the past year, Darden has been implementing far-reaching improvements for all elements of the Olive Garden business to reignite traffic growth and support margin expansion. Key initiatives have included simplifying culinary operations and enhancing service, introducing a core menu innovation, pursuing a new approach to advertising and promotions, and launching a re-imaging program. The Olive Garden Brand Renaissance plan is beginning to deliver positive results and reinforces the Company’s confidence in the brand’s ongoing development.

•
Guest experience and satisfaction scores are improving across the system, including Overall, Attentiveness, Pace of Meal and Food Taste, as a result of an intensified focus on service and food quality. Darden expects these to translate into higher traffic trends over time.

•
Online ordering, including a redesigned web experience and the national launch of an online To-Go platform, is underway and strengthening the take-out business. In the first quarter of fiscal 2015, Darden achieved a 13% increase in Olive Garden’s take-out business compared to the first quarter last year. Notably, check averages from online orders are significantly higher than those placed on the phone, which represents a margin growth driver should these trends continue.

•
Testing of tablet technology in several restaurants is underway and has generated encouraging results, including check growth due to an increase in add-on sales, increased table turns, a 60% pay-at-the-table rate and increased guest survey response rates, as well as an increase in tip percentage for servers.

•
Initial sales results from a pilot remodel program are encouraging. The Company has completed three remodels that reflect significant interior and exterior changes. This has resulted in a more than 10% increase in traffic on average in the remodeled restaurants as guests respond enthusiastically to the changes.

Fiscal 2015 Financial Outlook

Darden also commented on its sales and earnings expectations for fiscal year 2015. The Company announced that it expects diluted net earnings per share from continuing operations of $1.74 to $1.84 for fiscal 2015. On an adjusted basis, the Company continues to anticipate diluted net earnings per share from continuing operations of $2.22 to $2.30 for the year, which excludes the cost of shared support incurred prior to the sale of Red Lobster that moved to Red Lobster with the sale, costs the Company expects to incur in connection with implementation of its strategic action plan, asset impairment charges and debt breakage costs. These expectations reflect the Company’s projection that U.S. same-restaurant sales growth for fiscal 2015 for Olive Garden, LongHorn Steakhouse and the Specialty Restaurant Group will be flat to +1%, +1% to +2% and approximately +2%, respectively. Current earnings expectations for the year also reflect previously announced plans for the opening of approximately 37 net new restaurants and a 53rd operating week.

The Company anticipates that diluted net earnings per share from continuing operations on a quarterly basis will be as follows:

Per Share	Q1	Q2	Q3	Q4	Fiscal 2015
Diluted Net EPS from Continuing Operations	($0.14)	$0.21 - $0.23	$0.80 - $0.84	$0.87 - $0.91	$1.74 - $1.84
Red Lobster-Related Shared Support Costs	$0.02	$0.00	$0.00	$0.00	$0.02
Other Strategic Action Plan Costs	$0.03	TBD	TBD	TBD	TBD
Asset Impairment Charges	$0.04	TBD	TBD	TBD	TBD
Debt Breakage Costs	$0.37	$0.05	$0.00	$0.00	$0.42
Adjusted Diluted Net EPS from Continuing Operations	$0.32	$0.26 - $0.28	$0.80 - $0.84	$0.87 - $0.91	$2.22 - $2.30

Red Lobster Sale

During the first quarter of this year, the Company completed the sale of its Red Lobster business and certain other related assets and assumed liabilities to Golden Gate Capital for $2.1 billion in cash.

Approximately $1.0 billion of the net cash proceeds were used to retire outstanding debt, including $900 million in the first quarter and an additional $100 million at the beginning of the second quarter.  The remaining net proceeds of approximately $500 million to $600 million are expected to be deployed for a new share repurchase program of up to $700 million in fiscal 2015.  In addition to strengthening Darden's credit profile, with the lower debt levels and reduced outstanding share count, Darden expects to maintain its current quarterly dividend of $0.55 per share, or $2.20 annually.

The sale of Red Lobster was the culmination of a robust competitive process that enabled Darden to maximize the value of the Red Lobster business, eliminate the risks and volatility associated with continuing to own the business, and provide a realistic market-validated valuation of Darden’s real estate assets.

The Company has excluded the results of operations, separation costs and gain on sale related to Red Lobster and its related franchise and consumer products businesses from continuing operations. These amounts will be included as a component of discontinued operations, which has not been presented in the attached consolidated statements of earnings from continuing operations.

About Darden Restaurants
Darden Restaurants, Inc., (NYSE: DRI), owns and operates more than 1,500 restaurants that generate approximately $6.3 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 150,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE "100 Best Companies to Work For" list for the fourth year in a row. Our restaurant brands - Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V's and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.

Information about Forward-Looking Statements

Forward-looking statements in this communication regarding our expected earnings performance and our ability to execute on our brand renaissance program and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the sale of Red Lobster, benefits to Darden and its shareholders from such sale and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”). Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s preliminary proxy statement, filed with the SEC on July 31, 2014, as amended, and the Company revocation solicitation statement, filed with the SEC on April 1, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18, 2013. These documents are available free of charge at the SEC’s website at www.sec.gov.

The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting. WE URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx.

Non-GAAP Information
The information in this press release includes financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”), such as adjusted diluted net earnings per share. The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. The Company believes that the presentation of certain non-GAAP measures provides useful supplemental information that is essential to a proper understanding of the operating results of the Company’s businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

08/24/14		08/25/13
834	Olive Garden USA	826
6	Olive Garden Canada	6
840	Total Olive Garden	832
465	LongHorn Steakhouse	438
54	The Capital Grille	50
37	Bahama Breeze	36
40	Seasons 52	31
15	Eddie V's	12
53	Yard House	46
—	Other	4
1,504	Darden Continuing Operations	1,449

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS FROM CONTINUING OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three Months Ended
	8/24/2014	8/25/2013
Sales	$1,595.8	$1,531.5
Costs and expenses:
Cost of sales:
Food and beverage	502.0	454.1
Restaurant labor	508.3	491.4
Restaurant expenses	272.3	262.6
Total cost of sales (1)	$1,282.6	$1,208.1
Selling, general and administrative	160.0	165.6
Depreciation and amortization	78.7	74.2
Interest, net	111.3	32.8
Asset impairment, net	6.9	1.0
Total costs and expenses	$1,639.5	$1,481.7
(Loss) earnings before income taxes	(43.7)	49.8
Income taxes	(24.4)	7.6
(Loss) earnings from continuing operations	$(19.3)	$42.2

(Loss) earnings from continuing operations per share:
Basic	$(0.15)	$0.32
Diluted	$(0.14)	$0.32
Average number of common shares outstanding:
Basic	132.2	130.2
Diluted	134.0	132.6

(1) Excludes restaurant depreciation and amortization as follows:	$72.6	$68.9

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	8/24/2014	5/25/2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$413.7	$98.3
Receivables, net	86.2	83.8
Inventories	201.6	196.8
Prepaid income taxes	—	10.9
Prepaid expenses and other current assets	75.1	72.3
Deferred income taxes	165.5	124.0
Assets held for sale	41.0	1,390.3
Total current assets	$983.1	$1,976.4
Land, buildings and equipment, net	3,380.0	3,381.0
Goodwill	872.5	872.5
Trademarks	574.6	574.6
Other assets	293.1	296.2
Total assets	$6,103.3	$7,100.7
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$212.5	$233.1
Short-term debt	—	207.6
Accrued payroll	101.0	125.7
Accrued income taxes	340.2	—
Other accrued taxes	65.9	64.5
Unearned revenues	266.4	299.7
Current portion of long-term debt	115.0	15.0
Other current liabilities	469.0	457.4
Liabilities associated with assets held for sale	—	215.5
Total current liabilities	$1,570.0	$1,618.5
Long-term debt, less current portion	1,468.5	2,481.4
Deferred income taxes	279.9	286.1
Deferred rent	212.6	206.2
Obligations under capital leases, net of current installments	51.4	52.0
Other liabilities	379.3	299.6
Total liabilities	$3,961.7	$4,943.8
Stockholders’ equity:
Common stock and surplus	$817.0	$1,302.2
Retained earnings	1,439.8	995.8
Treasury stock	(7.8)	(7.8)
Accumulated other comprehensive income (loss)	(102.5)	(128.1)
Unearned compensation	(4.9)	(5.2)
Total stockholders’ equity	$2,141.6	$2,156.9
Total liabilities and stockholders’ equity	$6,103.3	$7,100.7

DARDEN RESTAURANTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	8/24/2014	8/25/2013
Cash flows—operating activities
(Loss) earnings from continuing operations	$(19.3)	$42.2
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization from continuing operations	78.7	74.2
Stock-based compensation expense from continuing operations	6.4	8.7
Change in current assets and liabilities and other, net	(21.2)	91.9
Net cash provided by operating activities	$44.6	$217.0
Cash flows—investing activities
Purchases of land, buildings and equipment	(88.6)	(174.3)
Net proceeds from disposal of business	1,985.9	—
Increase in other assets	1.2	(7.0)
Net cash provided by (used in) investing activities	$1,898.5	$(181.3)
Cash flows—financing activities
Proceeds from issuance of common stock	9.3	8.2
Income tax benefits credited to equity	1.0	1.6
Dividends paid	(72.7)	(71.7)
Repurchases of common stock	(0.6)	(0.4)
ESOP note receivable repayment	0.2	0.3
(Repayments) proceeds from issuance of short-term debt, net	(207.6)	47.5
Repayment of long-term debt	(949.9)	—
Principal payments on capital leases	(0.5)	(0.5)
Payment for accelerated share repurchase program	(500.0)	—
Proceeds from financing lease obligation	93.1	—
Net cash used in financing activities	$(1,627.7)	$(15.0)

Increase in cash and cash equivalents	315.4	20.7
Cash and cash equivalents - beginning of period	98.3	88.2
Cash and cash equivalents - end of period	$413.7	$108.9